Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2017
Earnings and Quarterly Dividend Payment

Morrisville, VT April 19, 2017 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three months ended March 31, 2017. Consolidated net income for the first quarter of 2017 was $1.9 million, or $0.43 per share, compared to $1.8 million, or $0.39 per share, for the same period in 2016.

Net interest income was $6.3 million for the quarter ended March 31, 2017, compared to $5.9 million for the same period in 2016, an increase of $367 thousand, or 6.2%. The positive trend in net interest income was supplemented by a reduction in the provision for loan losses of $75 thousand and an increase of $47 thousand in noninterest income for the quarter ended March 31, 2017 compared to the quarter ended March 31, 2016. These positive variances were partially offset by an increase in noninterest expenses of $238 thousand, or 4.2%, for the comparison periods.

Total noninterest income amounted to $2.23 million for the three months ended March 31, 2017 compared to $2.19 million for the three months ended March 31, 2016. The increase in noninterest income over the comparison period is primarily attributable to an increases of $40 thousand in loan servicing income, $24 thousand in mortgage servicing right income, and $20 thousand in overdraft fee income. These increases were partially offset by reductions in service charges on deposit accounts of $26 thousand and $13 thousand in income on life insurance.

Total noninterest expenses were $5.9 million for the first quarter of 2017 compared to $5.7 million for the same period in 2016. Increases of $110 thousand in salaries and wages, $73 thousand in occupancy expense, $25 thousand in equipment expenses, and $94 thousand in other expenses occurred during the comparison periods. These increases were partially offset by a reduction in pension and employee benefit expenses of $64 thousand.

Total assets increased $35.6 million, or 5.6% to reach $676.5 million as of March 31, 2017 from $640.8 million as of March 31, 2016. Total loans increased $21.2 million, or 4.1% to $541.0 million as of March 31, 2017 compared to $519.8 million as of March 31, 2016. Sales of qualifying residential mortgages to the secondary market totaled $28.5 million for the first three months of 2017 compared to $22.9 million for the same period in 2016. Total loans serviced, which includes loans on the balance sheet as well loans that have been sold with servicing retained, has grown to $1.0 billion as of March 31, 2017 compared to $936.0 million as of March 31, 2016. Total deposits reached $582.1 million compared to prior year of $559.0 million, or growth of $23.1 million, or 4.1%. The Company had total capital of $57.2 million with a book value per share of $12.81 as of March 31, 2017 compared to $54.7 million and $12.26 per share as of March 31, 2016.

On April 19, 2017, the Board of Directors declared a regular quarterly cash dividend $0.29 per share payable May 10, 2017 to shareholders of record as of April 29, 2017.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 125 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has recently been named, for the fourth consecutive year, the USDA RD Vermont lender of the year. Union has also been designated as an SBA Preferred lender for its participation in small business lending. Union is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.